                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 THE WALT DISNEY COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     -------------------------------------------------------------------------


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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     (4) Date Filed:

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Notes:

                [LOGO OF THE WALT DISNEY COMPANY APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD FEBRUARY 22, 2000

                               ----------------

To our Shareholders:

  The 2000 annual meeting of shareholders of The Walt Disney Company will be held at The Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Tuesday, February 22, 2000, beginning at 10:00 a.m. local time. At the meeting, the holders of both outstanding classes of common stock of the Company--"Disney Group" common stock and "GO.com" common stock--will act on the following matters:

    (1) Election of ten directors, each for a term of one year;

    (2) Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2000;

    (3) Consideration of two shareholder proposals, if presented to the meeting; and

    (4) Any other matters that properly come before the meeting.

  All holders of record of shares of Disney Group common stock and GO.com common stock at the close of business on December 28, 1999 are entitled to vote at the meeting or any postponements or adjournments of the meeting.

IF YOU PLAN TO ATTEND:

  Please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will begin at 9:00 a.m. Each shareholder may be asked to present valid picture identification, such as a driver's license or passport. Shareholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

                                          By order of the Board of Directors,

                                          /s/ Marsha L. Reed
                                          Marsha L. Reed
                                          Vice President and Secretary

January 5, 2000
Burbank, California

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About the Meeting.........................................................   1
  What is the purpose of the annual meeting?..............................   1
  Who is entitled to vote at the meeting?.................................   1
  What are the voting rights of "Disney Group" shareholders and "GO.com"
   shareholders?..........................................................   1
  Who can attend the meeting?.............................................   1
  What constitutes a quorum?..............................................   2
  How do I vote?..........................................................   2
  Can I vote by telephone or electronically?..............................   2
  Can I change my vote after I return my proxy card?......................   2
  How do I vote my 401(k) shares?.........................................   2
  What are the Board's recommendations?...................................   3
  What vote is required to approve each item?.............................   3
Stock Ownership...........................................................   4
  Who are the largest owners of the Company's stock?......................   4
  How much stock do the Company's directors and executive officers own?...   4
Item 1--Election of Directors.............................................   6
  Directors Standing for Election.........................................   6
  Directors Continuing in Office..........................................   8
  Certain Relationships and Related Transactions..........................  11
  Executive Compensation..................................................  11
    Report of the Compensation Committee and the Executive Performance
     Subcommittee.........................................................  11
    Compensation Committee Interlocks and Insider Participation...........  14
    Employment Agreement with Michael D. Eisner...........................  15
    Executive Compensation Summary Table..................................  17
    Option Exercises and Values for Fiscal 1999...........................  18
    Retirement Plans......................................................  18
  Comparison of Five-Year and Fifteen-Year Cumulative Total Returns.......  19
Item 2--Ratification of Appointment of Independent Accountants............  21
Item 3--Shareholder Proposals.............................................  21
Other Matters.............................................................  24
Additional Information....................................................  24

                [LOGO OF THE WALT DISNEY COMPANY APPEARS HERE]
                         500 South Buena Vista Street
                           Burbank, California 91521

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement contains information related to the annual meeting of shareholders of The Walt Disney Company to be held on Tuesday, February 22, 2000, beginning at 10:00 a.m., at The Navy Pier, 600 East Grand Avenue, Chicago, Illinois, and at any postponements or adjournments thereof.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

  At the Company's annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, ratification of the Company's independent auditors and consideration of two shareholder proposals, if presented to the meeting. In addition, the Company's management will report on the performance of the Company during fiscal 1999 and respond to questions from shareholders.

Who is entitled to vote at the meeting?

  Only shareholders of record at the close of business on the record date, December 28, 1999, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting.

  Until November 17, 1999, the Company had only one class of common stock outstanding. On that date, the Company's shareholders approved an amendment to the Company's certificate of incorporation to authorize the issuance of a second class of common stock, known as "GO.com" common stock, shares of which were subsequently issued in connection with the Company's acquisition of Infoseek Corporation. At the same time, the Company's shareholders authorized the reclassification of the then-outstanding shares of common stock of The Walt Disney Company into "Disney Group" common stock. Accordingly, the Company now has two outstanding classes of common stock: Disney Group common stock and GO.com common stock.

What are the voting rights of "Disney Group" shareholders and "GO.com" shareholders?

  Holders of Disney Group common stock and GO.com common stock will vote together as a single class on all matters to be acted upon at the annual meeting.

  Each outstanding share of Disney Group common stock will be entitled to one vote on each matter to be voted upon at the meeting. Each outstanding share of GO.com common stock will also be entitled to one vote on each matter to be voted upon at the meeting, although the voting rights of GO.com shares are subject to adjustment from time to time in the future in accordance with the terms of the Company's certificate of incorporation.

Who can attend the meeting?

  All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will begin at 9:00 a.m. Each shareholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

  Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 2,138,683,859 shares of common stock of the Company were outstanding, consisting of 2,095,320,234 shares of Disney Group common stock and 43,363,625 shares of GO.com common stock. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

  If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

  If you are a registered shareholder (that is, if you hold your stock in certificate form), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

  If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

  The deadline for voting by telephone or electronically is 11:59 p.m. on February 21, 2000.

Can I change my vote after I return my proxy card?

  Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) shares?

  If you participate in the Disney Salaried Savings and Investment Plan or the ABC, Inc. Savings and Investment Plan, you may vote an amount of shares of Disney Group common stock equivalent to the interest in Disney Group common stock credited to your account as of the record date. You may vote by instructing Fidelity Management Trust Company, the trustee of both plans, pursuant to the instruction card being mailed with this proxy statement to plan participants. The relevant trustee will vote your shares in accordance with your duly executed instructions received by February 16, 2000.

  If you do not send instructions, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions.

  You may also revoke previously given voting instructions by February 16, 2000 by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

What are the Board's recommendations?

  Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

  .  for election of the nominated slate of directors (see page 6);

  . for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal 2000 (see page 21); and

  . against approval of each of the shareholder proposals (see pages 21 and 22).

  With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

  Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

  Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

  If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                                STOCK OWNERSHIP

Who are the largest owners of the Company's stock?

  Except as set forth below, the Company knows of no single person or group that is the beneficial owner of more than 5% of either class of the Company's common stock.

   Title                                                                   Percent
     of            Name and address             Amount and nature of         of
   Class          of beneficial owner           beneficial ownership        class
   ------     ---------------------------       --------------------       -------
   GO.com     Steven T. Kirsch                      4,716,914(1)            10.8%
              1399 Moffett Park Drive
              Sunnyvale, California 94089

(1) Includes 4,176,558 shares held in a trust of which Mr. Kirsch is trustee and 540,356 shares in a trust of which Mr. Kirsch and his wife are co-trustees.

How much stock do the Company's directors and executive officers own?

  The following table shows the amount of common stock of the Company beneficially owned (unless otherwise indicated) by the Company's directors, the executive officers of the Company named in the Summary Compensation Table below and the directors and executive officers of the Company as a group. Except as otherwise indicated, all information is as of December 17, 1999.

                                Aggregate Number            Acquirable      Percent of
                                    of Shares                 within          Shares
                            Beneficially Owned(1)(2)        60 Days(3)    Outstanding(4)
                            --------------------------------------------- ------------------
                                                          Disney          Disney
            Name             Disney Group       GO.com     Group   GO.com  Group     GO.com
  Reveta F. Bowers........           4,664            --    10,850   --          *         --
  John F. Cooke...........          11,401            --   210,000   --          *         --
  Roy E. Disney...........      17,771,976            --   600,000   --          *         --
  Michael D. Eisner.......      12,387,409(5)     78,000        --   --          *          *
  Judith L. Estrin........           1,664            --        --   --          *         --
  Stanley P. Gold.........          13,981            --    12,000   --          *         --
  Sanford M. Litvack......          34,252            -- 1,050,000   --          *         --
  Ignacio E. Lozano, Jr. .          17,329            --    12,000   --          *         --
  Louis M. Meisinger......              72            --    75,000   --          *         --
  George J. Mitchell......           8,677            --     8,400   --          *         --
  Thomas S. Murphy........       3,198,672            --        --   --          *         --
  Leo J. O'Donovan, S.J. .              --            --     2,400   --          *         --
  Sidney Poitier..........           5,632            --    12,000   --          *         --
  Irwin E. Russell........          14,397            --    12,000   --          *         --
  Robert A.M. Stern.......           3,266            --    12,000   --          *         --
  Andrea Van de Kamp......           1,072            --        --   --          *         --
  Raymond L. Watson.......          37,756            --    12,000   --          *         --
  Gary L. Wilson..........           5,339            --    12,000   --          *         --
  All current directors
   and executive officers
   as a group (20
   persons)...............      33,530,019        80,500 2,698,350   --        1.7%         *

  * Represents less than 1% of the Company's outstanding common stock.

(1) The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of the Company's directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

    . Mr. Eisner--88,800 shares held by his wife directly and as custodian for their children, 36,000 shares held in a trust for his children, 4,800 shares held in a trust for other family members, 21,600 shares held in a trust of which Mr. Eisner is a trustee and 9,600 shares held in a trust of which Mr. Eisner is the income beneficiary;

    . Mr. Disney--768,960 shares held in trusts for the benefit of his children or grandchildren, of which Mr. Disney is the trustee; and 1,248 shares beneficially owned by Shamrock Holdings, Inc., of which both Mr. Disney and his wife are officers and directors and the shares of which are held by Mr. Disney, his wife, certain of his children, trusts for the benefit of his children and custodial accounts for the benefit of certain of his children and grandchildren;

    . Mr. Gold--4,820 shares held by his wife and 1,248 shares beneficially owned by Shamrock Holdings, Inc., of which he is an officer and director;

    . Mr. Litvack--450 shares held by a trust of which he is a co-trustee;

    . Mr. Lozano--1,320 shares that he holds as custodian for the benefit of his child;

    . Thomas Murphy--52,170 shares held in trust for the benefit of a non-family member and 1,320 shares owned by Mr. Murphy's wife; and

    All current directors and executive officers as a group disclaim beneficial ownership of a total of 987,536 shares.

(2) For executive officers, the numbers include interests in shares held in the Disney Salaried Savings and Investment Plan, with respect to which participants have voting power but no investment rights: Mr. Eisner-- 26,458 shares; Mr. Litvack--2,752 shares; Mr. Meisinger--72 shares; Mr. Cooke--11,401 shares; and all current executive officers as a group 47,282 shares. For non-employee directors participating in the Company's 1997 Non-Employee Directors Stock and Deferred Compensation Plan, the numbers include share units credited as of September 30, 1999, to the director's account: Ms. Bowers--3,514; Mr. Gold--2,933; Sen. Mitchell--3,577; Mr. Murphy--5,054; Mr. Poitier--2,857; Mr. Russell--2,397; Mr. Stern--2,341;
    Ms. Van de Kamp--872; Mr. Watson--2,916; and Mr. Wilson--2,339. Participating directors do not have current voting or investment power with respect to these share units, which are payable solely in shares of common stock upon termination of service.

(3) Reflects the number of shares that could be purchased by exercise of options available at December 28, 1999 or within 60 days thereafter under the Company's stock option plans.

(4) Based on the number of shares outstanding at December 28, 1999.

(5) Does not include 825,000 shares held by The Eisner Foundation, Inc., a charitable not-for-profit corporation in which Mr. Eisner has no pecuniary interest.

  Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors and executive officers complied during fiscal 1999 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

                         ITEM 1--ELECTION OF DIRECTORS

                        Directors Standing for Election

  The Board of Directors is currently divided into three classes, having three-year terms that expire in successive years. In 1998, the Company amended its certificate of incorporation to provide for the elimination of the classification of the Board by 2001. Under the amended certificate of incorporation, all directors elected by shareholders after the 1998 annual meeting, regardless of class, are elected for a one-year term.

  The current term of office of directors in Classes I and III expires at the 2000 annual meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class I or Class III directors, be re-elected for a new term of one year and until their successors are duly elected and qualified.

  Each of the nominees has consented to serve a one-year term. If any of them become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

  Class I and Class III Directors. The directors standing for election are:

                                    Class I

  Reveta F. Bowers                                          Director since 1993

  Mrs. Bowers, 51, has been an administrator and the Head of School for the Center for Early Education, an independent school for pre-school through sixth grade located in Los Angeles, since 1976. Mrs. Bowers is a member of the Board of Directors of several non-profit educational organizations, including The Institute for Educational Advancement, The Fulfillment Fund, the Coalition for Justice and Independent Educational Services.

  Roy E. Disney                                       Director since June 1984;
                                                   also from 1967 to March 1984

  Mr. Disney, 69, has been Vice Chairman of the Board of Directors of the Company since 1984, and since November 1985 has also served as head of the Company's animation department. In addition, Mr. Disney is Chairman of the Board of Shamrock Holdings, Inc., which, through its subsidiaries, is engaged in real estate development and the making of investments. Mr. Disney is a nephew of the late Walt Disney.

  Ignacio E. Lozano, Jr.                                    Director since 1981

  Mr. Lozano, 73, is Chairman of Lozano Enterprises, which publishes La Opinion, the largest Spanish language newspaper in the Los Angeles metropolitan area. Mr. Lozano was Publisher and Editor of La Opinion from 1953 to 1986, except for the period from 1976 through 1977 when he was the United States Ambassador to El Salvador. Mr. Lozano is a member of the Boards of Directors of Sempra Energy, a holding company, and its subsidiaries Southern California Gas Co. and San Diego Gas and Electric Co., and a number of public service and charitable organizations.

  George J. Mitchell                                        Director since 1995

  Senator Mitchell, 66, is special counsel to the law firm of Verner, Liipfert, Bernhard, McPherson & Hand in Washington, D.C. and senior counsel to the firm of Preti, Flaherty, Beliveau & Pachios in Portland, Maine. He served as a United States Senator for fifteen years commencing in 1980, and was Senate Majority Leader from 1989 to 1995. Senator Mitchell is a member of the Board of Directors of UNUM Provident, a disability insurance company; FDX Corporation, an international provider of transportation and delivery services; Xerox Corporation, a manufacturer of photocopier equipment; Unilever, an international food and personal care products company; Staples, Inc., an office supply company; and Starwood Hotels & Resorts. He has also served as Chairman of the Peace Negotiations in Northern Ireland, the Ethics Committee of the U.S. Olympic Committee and the National Health Care Commission.

  Gary L. Wilson                                            Director since 1985

  Mr. Wilson, 59, has been Chairman of the Board of Directors of Northwest Airlines Corporation since 1997, having served as Co-Chairman of the Board of Directors from 1991 to 1997 and as a director since 1989. From 1985 through 1989, he was Executive Vice President and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Wilson was Executive Vice President and Chief Financial Officer of Marriott Corporation, a diversified company involved in lodging, food service and related businesses. Mr. Wilson is a director of On Command Corporation, a provider of in-room, on-demand video entertainment and information services to the domestic lodging industry, and CB Richard Ellis Services, Inc., a commercial real estate services company. He also serves on the board of trustees of Duke University and the board of overseers of the Wharton School at the University of Pennsylvania.

                                   Class III

  Judith L. Estrin                                          Director since 1998

  Ms. Estrin, 45, is Chief Technology Officer and Senior Vice President of Cisco Systems Inc., a company that develops hardware and software to link computer systems. She was formerly President and Chief Executive Officer of Precept Software, Inc., a developer of networking software of which she was co-founder, from March 1995 until its acquisition by Cisco in April 1998. Ms. Estrin was a computer industry consultant from September 1994 to March 1995, and served Network Computer Devices as President and Chief Executive Officer from October 1993 to September 1994 and as Executive Vice President from July 1988 to October 1993. She also serves as a director of FDX Corporation, an international provider of transportation and delivery services, and Sun Microsystems, Inc., a supplier of network computing products.

  Sanford M. Litvack                                        Director since 1995

  Mr. Litvack, 63, currently serves as Vice Chairman of the Board of Directors, having previously served, from August 1994 to September 1999, as Senior Executive Vice President and Chief of Corporate Operations of the Company. He also served as the Company's General Counsel from April 1991 until July 1998. Mr. Litvack was a litigation partner with the law firm of Dewey Ballantine from 1987 until joining the Company in 1991.

  Sidney Poitier                                            Director since 1994

  Mr. Poitier, 72, is an actor, director and writer, serving as Chief Executive Officer of Verdon-Cedric Productions, a film production company. Mr. Poitier has won many awards, including the Academy Award(R) for Best Actor, the American Film Institute's Lifetime Achievement Award and the Kennedy Center Honors. He belongs to numerous civic organizations, including the Children's Defense Fund, the NAACP Legal Defense and Education Fund and the Natural Resources Defense Council. In addition, he is the Ambassador to Japan from the Commonwealth of the Bahamas.

  Robert A.M. Stern                                         Director since 1992

  Mr. Stern, 60, is a practicing architect, teacher and writer. He is Senior Partner of Robert A.M. Stern Architects of New York, which he founded, and a Fellow of the American Institute of Architects. Mr. Stern is also Dean of the Yale School of Architecture and previously served as a professor and Director of the Historic Preservation Department at the Graduate School of Architecture, Planning and Preservation at Columbia University. Mr. Stern is the design architect of the Yacht and Beach Club hotels, the Boardwalk Hotel and the Casting Center at the Walt Disney World Resort and the Newport Bay Club and the Cheyenne Hotel at Disneyland Paris. He is also the design architect of the Feature Animation Building at the Company's headquarters in Burbank, California.

  Andrea Van de Kamp                                        Director since 1998

  Ms. Van de Kamp, 56, is Chairman of Sotheby's West Coast, a unit of the international auction company, since 1989, and is a member of the Board of Directors of Sotheby's North America. She also serves as a director of City National Bank and Jenny Craig International, and as Chairman of the Board of the Los Angeles Music Center, Inc. In addition, Ms. Van de Kamp is a trustee of Pomona College, in Pomona, California.

                        Directors Continuing in Office

  Class II Directors. The following Class II directors were elected at the Company's 1998 annual meeting for terms ending in 2001:

  Michael D. Eisner                                         Director since 1994

  Mr. Eisner, 57, has served as Chairman of the Board and Chief Executive Officer of the Company since 1984. Prior to joining the Company, Mr. Eisner was President and Chief Operating Officer of Paramount Pictures Corp., which was then a wholly owned subsidiary of Gulf+ Western Industries, Inc. Prior to joining Paramount in 1976, Mr. Eisner was Senior Vice President, Prime Time Programming, for ABC Entertainment, a division of the American Broadcasting Company, Inc., with responsibility for the development and supervision of all prime-time series programming, limited series movies made for television and the acquisition of talent.

  Stanley P. Gold                                          Director since 1987;
                                               also from June to September 1984

  Mr. Gold, 57, is President and Chief Executive Officer of Shamrock Holdings, Inc. Since 1990, he has also served as President of Trefoil Investors, Inc., the general partner of Trefoil Capital Investors, L.P., an investment partnership, as well as President of Shamrock Capital Advisors, Inc., which acts as manager of the partnership.

  Thomas S. Murphy                                          Director since 1996

  Mr. Murphy, 74, was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. for 24 years from 1966 to 1990 and from February 1994 until his retirement in February 1996. Mr. Murphy is also a director of Columbia/HCA Healthcare Corp., a provider of health care services, and Doubleclick Inc., a provider of Internet advertising services.

  Leo J. O'Donovan, S.J.                                    Director since 1996

  Since 1989, Fr. O'Donovan, 65, has been President of Georgetown University, where he also holds an appointment as Professor of Theology. He serves on a number of higher education boards, including that of the Association of Catholic Colleges and Universities, and is a member of the Steering Committee of Presidents for the America Reads initiative. He is a former member of the National Council on the Arts of the National Endowment for the Arts and past chair of the Consortium on Financing Higher Education.

  Irwin E. Russell                                          Director since 1987

  Mr. Russell, 73, is an attorney presently engaged in private practice, who has served as an attorney and executive in the entertainment industry for many years. He serves as an independent member of the Board of Directors of The Lipper Funds, Inc., a mutual fund group, and of the Southern California Tennis Association, a nonprofit association. He also serves as an ad hoc arbitrator for the Federal Mediation and Conciliation Service and the American Arbitration Association.

  Raymond L. Watson                                         Director since 1974

  Mr. Watson, 73, has served as Chairman of the Executive Committee of the Company's Board of Directors since 1984 and was Chairman of the Board of the Company from May 1983 to September 1984. Since 1986,

  Mr. Watson has been Vice Chairman of the Board of The Irvine Company, a land development company. From 1985 to 1986, he was Regents Professor in the Graduate School of Management at the University of California, Irvine. Mr. Watson is also a director of the Public Policy Institute of California, a non-profit public policy research institute.

How are directors compensated?

  Base Compensation. Each non-employee director receives a retainer based on an annualized rate of $35,000, together with a fee of $1,000 per Board or Committee meeting attended. Non-employee directors may elect to receive all or part of their retainer and meeting fees either in common stock or in cash or stock unit accounts. Any such elections are effective until termination of the participating director's service as a director. All of the non-employee directors other than Fr. O'Donovan are currently participating in this plan. Directors who are also employees of the Company receive no additional compensation for service as directors.

  Options. Each non-employee director receives an automatic grant, on March 1 of each year, of options to purchase 6,000 shares of common stock. For fiscal 1999, Ms. Bowers, Fr. O'Donovan and Messrs. Gold, Lozano, Mitchell, Murphy, Poitier, Russell, Stern, Watson and Wilson received grants under this plan. Each option grant, vesting in equal installments over five years and having a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant, which was $34.91 in the case of options granted in 1999.

How often did the Board meet during fiscal 1999?

  The Board of Directors met seven times during fiscal 1999. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served.

What committees has the Board established?

  The Board of Directors has standing Executive, Compensation, Audit Review and Nominating Committees, and the Compensation Committee has a standing Executive Performance Subcommittee. During 1999, the Board also established a Capital Stock Committee in connection with the issuance of the GO.com common stock.

                          BOARD COMMITTEE MEMBERSHIP


                                                    Executive     Audit               Capital
                            Executive Compensation Performance   Review   Nominating   Stock
            Name            Committee  Committee   Subcommittee Committee Committee  Committee
  Reveta F. Bowers........                  *            *           *         *
  Roy E. Disney...........       *
  Michael D. Eisner.......       *
  Judith L. Estrin........                                           *
  Stanley P. Gold.........                  *           **                    **
  Sanford M. Litvack......                                                                *
  Ignacio E. Lozano, Jr. .                  *            *          **
  George J. Mitchell......                                           *         *         **
  Thomas S. Murphy........       *         **
  Leo J. O'Donovan, S.J. .                                           *                    *
  Sidney Poitier..........                  *            *
  Irwin E. Russell........       *
  Robert A.M. Stern.......
  Andrea Van de Kamp......                                                     *
  Raymond L. Watson.......      **          *                        *
  Gary L. Wilson..........                                                     *          *

  * Member.
 ** Chair.

  Executive Committee. The Executive Committee possesses all of the powers of the Board except the power to issue stock, approve mergers with nonaffiliated corporations or declare dividends (except at a rate or in a periodic amount or within a price range established by the Board), and certain other powers specifically reserved by Delaware law to the Board. In fiscal 1999, the Executive Committee held no meetings, but took action by unanimous written consent four times.

  Compensation Committee. The Compensation Committee is charged with reviewing the Company's general compensation strategy (except with respect to matters entrusted to the Executive Performance Subcommittee as described below); establishing salaries and reviewing benefit programs (including pensions) for the Chief Executive Officer and those persons who report directly to him; reviewing, approving, recommending and administering the Company's incentive compensation and stock option plans and certain other compensation plans; and approving certain employment contracts. In fiscal 1999, the Compensation Committee met seven times.

  Executive Performance Subcommittee. The Executive Performance Subcommittee of the Compensation Committee has as its principal responsibility to review and advise the Board with respect to performance-based compensation of corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code. (Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to a corporation's chief executive officer and four other most highly compensated executive officers, unless certain conditions are met.) The Subcommittee met seven times during fiscal 1999.

  Audit Review Committee. The Audit Review Committee met three times during fiscal 1999. Its functions are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company's policies relating to ethics and conflicts of interests; discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters, including "Year 2000" matters; and review the activities and recommendations of the Company's management audit department.

  Nominating Committee. The Nominating Committee is responsible for soliciting recommendations for candidates for the Board of Directors; developing and reviewing background information for candidates; making recommendations to the Board regarding such candidates; and reviewing and making recommendations to the Board with respect to candidates for directors proposed by shareholders. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company's Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The Nominating Committee did not meet during fiscal 1999.

  Capital Stock Committee. The Capital Stock Committee was formed in November 1999 in connection with the issuance of the GO.com common stock. The functions of this Committee include the implementation and interpretation of the Company's "Common Stock Policies," which were adopted by the Board to set out certain policies and procedures relating to the allocation of interests between the "Disney Group" and "GO.com" and other matters that may affect the Company's two classes of common stock. The Committee is charged with overseeing the implementation of these policies, except as they relate to dividends, with respect to which all determinations are made by the Board of Directors as a whole. The Committee is also responsible for adopting additional general policies, as necessary, governing the relationships between the two classes of stock.

                Certain Relationships and Related Transactions

  During fiscal 1999, Company subsidiaries retained the firm of Robert A.M. Stern Architects, of which Mr. Stern is Senior Partner, for architectural services relating to the Celebration project in Florida and the Edison International Stadium in California. Payments to Mr. Stern's firm for these services aggregated $71,731 during the year. Mr. Stern's firm also provided architectural services during the year to Oriental Land Co., Ltd., the Japanese corporation that owns and operates Tokyo Disneyland and is developing a second theme park, Tokyo DisneySea, and two Disney-branded hotels under license from the Company's subsidiary Disney Enterprises, Inc.

  Senator Mitchell provides consulting services to the Company with respect to a variety of matters affecting the Company's international business operations and development efforts. During fiscal 1999, the Company paid Senator Mitchell an aggregate of $50,000 for these services.

                            Executive Compensation

  The following Report of the Compensation Committee and the Executive Performance Subcommittee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

Report of the Compensation Committee and the Executive Performance
Subcommittee

  The Compensation Committee of the Board of Directors and the Committee's Executive Performance Subcommittee have furnished the following report on executive compensation for fiscal 1999.

What is the Company's philosophy of executive officer compensation?

  The Company's compensation program for executives consists of three key elements:

  . a base salary,

  . a performance-based annual bonus, and

  . periodic grants of stock options.

  The Compensation Committee and the Executive Performance Subcommittee believe that this three-part approach best serves the interests of the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. Under this approach, compensation for these officers involves a high proportion of pay that is "at risk"--namely, the annual bonus and stock options. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the officer to Company performance. (Bonus arrangements applicable to the Company's Chief Executive Officer are described below.) Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's shareholders.

  Base Salary. Base salaries for the Company's executive officers, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer, Michael Eisner, taking into account such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the officer, and the length of the officer's service. Under Mr. Eisner's direction, Vice Chairman of the Board Sanford Litvack reviews all salary recommendations with the Compensation Committee, which then approves or disapproves such recommendations. Mr. Eisner reviews any salary recommendations for Mr. Litvack with the Compensation Committee.

  Annual Bonus. Annual bonuses for fiscal 1999 paid to executive officers of the Company were granted under the Company's Annual Bonus Performance Plan for Executive Officers (formerly the 1997 Cash Bonus Performance Plan). This plan, which permits the payment of awards in stock as well as cash, is administered by the Executive Performance Subcommittee and provides for performance-based bonuses for executives who are "covered employees" under Section 162(m) of the Internal Revenue Code.

  Under the plan, the Subcommittee establishes specific annual "performance targets" for each covered executive officer for performance periods of one or more years. The performance targets may be based on one or more of the following business criteria; net income, return on equity, return on assets or earnings per share (in each case as defined in the plan), or on any combination thereof, and must be established while actual performance relative to the target remains substantially uncertain within the meaning of Section 162(m). At the same time, the Subcommittee establishes an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. The maximum bonus for any fiscal year may not exceed $10,000,000 or, if less, ten times the executive's base salary ($15,000,000 or, if less, 20 times base salary, in the case of the Chief Executive Officer). These maximum bonus amounts were set above the Company's historical bonus levels for executives other than the Chief Executive Officer because the
Section 162(m) regulations allow only "negative discretion" in respect of this type of plan, and the Subcommittee wanted flexibility to recognize exceptional individual performance when warranted.

  Within these limits, the Subcommittee has sole discretion to determine the actual amount of each bonus, and whether payment or vesting of a bonus will be deferred, subject in each case to the plan's terms and any other written commitment authorized by the Subcommittee. The Subcommittee may also exercise "negative discretion" by establishing additional conditions or terms for the payment of bonuses, such as the establishment of other financial, strategic or individual goals, which may be objective or subjective.

  For fiscal 1999, the Subcommittee established an overall Company performance target based upon the achievement of a specified level of net income for the Company as a whole. After the end of the fiscal year, the Subcommittee confirmed that the 1999 target had not been achieved and accordingly that no annual bonuses could or would be paid under the plan to the Chief Executive Officer or the other executives who are "covered employees" under Section 162(m) of the Internal Revenue Code. Accordingly, no such bonuses were paid. However, the Subcommittee did make a special bonus award to one "covered employee," Louis Meisinger, for extraordinary services to the Company unrelated to the performance target under the Plan. This award was made pursuant to the Company-wide bonus pool described below.

  For bonus-eligible executives other than "covered employees" under Section 162(m), the Company's Chief Executive Officer, working with Mr. Litvack, develops a Company-wide bonus pool following each fiscal year. The size of the bonus pool is based upon a subjective assessment of overall Company and individual business unit performance as compared to both budgeted and prior fiscal year performance and the extent to which the Company achieved its overall financial goals of growth in earnings and return on shareholders' equity. In addition, consideration is given to the need to keep the Company competitive in overall compensation. The amount of the bonus pool is subject to the approval of the Compensation Committee. Once the overall bonus pool is approved, the Company's senior management makes individual bonus recommendations to the Compensation Committee, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to the Company's overall performance.

  Stock Options. During fiscal 1999, the Compensation Committee's stock option guidelines provided generally for the grant of stock options to executive officers upon initial employment, promotion, execution of a new employment agreement and/or when all previously granted stock options have either fully vested or are within twelve months of fully vesting. Following the end of the year, the Compensation Committee decided to implement revised guidelines that will in the future emphasize the making of annual grants.

  In carrying out the Committee's guidelines, Mr. Litvack, under the direction of Mr. Eisner, recommends to the Compensation Committee (or to the Executive Performance Subcommittee, in the case of executive officers subject to Section 162(m)), for review and approval, the number of options to be granted, within a range associated with the individual's salary level. Mr. Eisner and/or Mr. Litvack may make recommendations that deviate from the guidelines where they deem it appropriate. While options typically vest over a minimum five-year period, options granted to certain executive officers have longer vesting periods.

How is the Company's Chief Executive Officer compensated?

  As Chief Executive Officer, Mr. Eisner is compensated pursuant to an employment agreement entered into in January 1997, which replaced his 1989 employment agreement. The agreement, which extends through September 30, 2006, subject to earlier termination under certain circumstances, provides for an annual base salary of $750,000, the same base salary that Mr. Eisner has received since 1984. Mr. Eisner's bonuses for fiscal 1997 and 1998 were determined under the Annual Bonus Performance Plan described above, and beginning in fiscal 1999 bonuses were to be determined pursuant to a bonus formula based on a compounded earnings growth rate of the Company above a specified level. (See "Employment Agreement with Michael D. Eisner" below.) However, in November 1998 the Company requested a renegotiation of the bonus formula pursuant to a provision of Mr. Eisner's employment agreement that permits such a renegotiation under certain circumstances. The Company and Mr. Eisner subsequently entered into an amendment of his employment agreement to provide that Mr. Eisner's bonus for fiscal year 1999 would be determined under the Company's Annual Bonus Performance Plan, rather than pursuant to the bonus formula, and that a new bonus plan would be negotiated for future years. As a result, Mr. Eisner received no bonus for fiscal 1999. In December 1999, the Company and Mr. Eisner further agreed that Mr. Eisner would be included in the Annual Bonus Performance Plan for fiscal 2000 and that the Company and Mr. Eisner would continue the negotiations which were not completed in fiscal 1999 regarding a bonus formula for future years.

  Because it is the Company's intent to continue to structure Mr. Eisner's performance-based compensation in a manner that complies with Section 162(m) of the Internal Revenue Code (see "How is the Company addressing Internal Revenue Code limits on deductibility of compensation?" below), any new bonus formula will be submitted to the Company's shareholders for approval if required for compliance with Section 162(m).

  In connection with the 1997 employment agreement, the Compensation Committee granted Mr. Eisner options to acquire 24,000,000 shares of Company common stock (as adjusted to give effect to the 1998 stock split), with vesting of the earliest options delayed for seven years (except in the event of early termination of his employment under certain circumstances described below) and with a significant portion vesting later (subject to the same exception) and bearing exercise prices at 125%, 150% and 200% of fair market value at the date of grant.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Executive Performance Subcommittee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

  The Board, the Compensation Committee and the Executive Performance Subcommittee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Members of the Compensation Committee       Members of the Executive Performance Subcommittee
Thomas S. Murphy (Chairman)                 Stanley P. Gold (Chairman)
Reveta F. Bowers                            Reveta F. Bowers
Stanley P. Gold                             Ignacio E. Lozano, Jr.
Ignacio E. Lozano, Jr.                      Sidney Poitier
Sidney Poitier
Raymond L. Watson

Compensation Committee Interlocks and Insider Participation

  None of the members of the Board's Compensation Committee is or has been an officer or employee of the Company, except Mr. Watson, who was Chairman of the Board of Directors of the Company from May 1983 to September 1984. Mr. Murphy was Chairman of the Board and Chief Executive Officer of Capital
Cities/ABC, Inc. prior to its acquisition by the Company, but has not held any office with the Company or its subsidiaries since the acquisition.

  None of the members of the Executive Performance Subcommittee is or has been an officer or employee of the Company.

Employment Agreement with Michael D. Eisner

  Mr. Eisner serves as Chief Executive Officer of the Company pursuant to an employment agreement entered on January 8, 1997, and amended on December 28, 1998. The agreement provides for Mr. Eisner's employment through September 30, 2006 (subject to earlier termination in certain circumstances as described below), at a base salary of $750,000 per year. Under the agreement, bonus compensation for fiscal years 1997 and 1998 was determined pursuant to the terms of the Company's Annual Bonus Performance Plan. Thereafter, Mr. Eisner's annual bonus compensation was to have been determined through a bonus formula in his employment agreement which was approved by the Company's shareholders in 1997. This formula tied Mr. Eisner's bonus each year to the growth of the Company's earnings per share ("EPS") above an annual growth rate of 7.5% above the average earnings per share of the Company for fiscal 1997 and 1998. The formula then provided that the bonus for each year would be determined by multiplying the amount, if any, by which the Company's reported EPS exceeded the specified threshold level by a specified "Bonus Percentage," and then multiplying the resulting amount by the number of outstanding shares used by the Company in calculating its reported EPS for the fiscal year in question. However, Mr. Eisner's employment agreement has been amended to provide that his bonus for fiscal years 1999 and 2000 will be determined under the Company's Annual Bonus Performance Plan and that the Company and Mr. Eisner will continue to negotiate a bonus formula for future years (see "How is the Company's Chief Executive Officer Compensated?" above).

  In connection with the employment agreement, the Committee also granted to Mr. Eisner, on September 30, 1996, stock options with respect to a total of 24,000,000 shares of common stock of the Company under the Company's 1995 Stock Incentive Plan. Of this total, an option with respect to 15,000,000 shares bears an exercise price of $21.10, the fair market value of the Company's common stock on September 30, 1996 as determined under the Plan, and vests on September 30, 2003, with an expiration date of September 30, 2008. Three additional options, each with respect to 3,000,000 shares, bear exercise prices in excess of fair market value on the date of grant: one, with an exercise price of $26.38 (125% of fair market value), vests on September 30, 2004; the second, with an exercise price of $31.66 (150% of fair market value), vests on September 30, 2005; and the third, with an exercise price of $42.21 (200% of fair market value), vests on September 30, 2006. The three additional options expire on September 30, 2011.

  Mr. Eisner's employment agreement provides that either the Company or Mr. Eisner may at any time request a renegotiation of the bonus formula if circumstances arise that cause the results of the bonus formula to be "unfair and inequitable." These circumstances include a combination with another company, capital restructuring, material changes in accounting rules or tax laws, severe or prolonged recession or inflation or any other circumstances, whether intrinsic or extrinsic to the Company, that could materially affect the formula results. If in such circumstances the parties are unable to reach agreement on a substitute formula, the matter may be submitted to arbitration. In all cases, the Company will be permitted to seek shareholder approval or take such other steps as are reasonably required in order for the Company to claim the deductibility of any bonus paid pursuant to a substitute formula. Any change in the bonus formula may be made only on a prospective basis (i.e., only with respect to future years or a year as to which the deadline under federal tax law for establishing a performance-based plan has not passed) and could increase (or decrease) the cost to the Company.

  Mr. Eisner is entitled to receive the bonuses referred to above for each year in which he is employed under the new agreement and, in the event of termination of his employment by the Company in a manner that is a breach of the agreement or termination by him for "good reason" as described below, for the full remaining term of the employment agreement and the 24-month period thereafter, subject to reduction to twelve months if he takes employment with another major entertainment company (other than as an independent producer) within twelve months of termination. In the event of termination of employment as a result of death or disability or upon normal termination of the agreement in September 2006, Mr. Eisner will receive such bonuses for the year in which the termination occurs and for the 24 months following such fiscal year. The employment agreement also provides for a death benefit to Mr. Eisner's estate in the event of his death during the term of the agreement, in an after-tax amount equal to $3,000,000.

  The Company has the right to terminate Mr. Eisner's employment upon his death; illness or disability that has incapacitated him for six consecutive months; or "good cause," which is defined as gross negligence, malfeasance or resignation without approval of the Company. Mr. Eisner has the right to terminate the agreement for "good reason" in the event he is not elected or retained as Chairman and Chief Executive Officer and a director of the Company, or the Company acts to reduce his duties and responsibilities materially or to change the location of the performance of his duties from the Los Angeles area. In the event of any termination of Mr. Eisner's employment by the Company without "good cause" or by Mr. Eisner for "good reason," or in the event of his death or disability, all of Mr. Eisner's options granted in connection with his new employment agreement vest immediately and remain exercisable until the earlier of five years thereafter or their scheduled expiration dates, and he or his estate is entitled to a cash payment equal to the present value of the remainder of the salary and to the bonus payments provided for in his agreement as described above.

  The agreement also provides for Mr. Eisner to serve as a consultant to the Company after expiration of the agreement at a fee to be mutually agreed (which may be nominal), plus continuation of his benefits and perquisites under the agreement, other than salary, bonus, stock options and group health, pension and employee welfare plan coverage. Any such consulting agreement would be terminable by the Company if Mr. Eisner were to accept employment with a third party, render any services to a competitor or become disabled.

Executive Compensation Summary Table

  The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of September 30, 1999 (the "named executive officers") for services rendered to the Company during each of the last three fiscal years.

                      EXECUTIVE COMPENSATION SUMMARY TABLE

                                                           Long-Term
                                     Annual Compensation  Compensation
                                     -------------------- ------------
                                                             Number
                                                            of Stock
      Name and Principal      Fiscal                        Options       All Other
          Positions            Year  Salary(1)   Bonus      Granted    Compensation(2)
  Michael D. Eisner            1999  $750,000  $        0         0        $3,820
  Chief Executive Officer      1998   764,423   5,000,000         0         3,820
   and Chairman of the Board   1997   750,000   9,900,000         0         3,820
  Roy E. Disney                1999  $537,692  $        0         0        $  620
  Vice Chairman of the Board   1998   509,615     410,000         0           620
                               1997   500,000     700,000         0           620
  Sanford M. Litvack           1999  $750,000  $        0         0        $3,820
  Vice Chairman of the Board   1998   764,423   1,100,000   375,000         3,820
                               1997   749,616   1,475,000   600,000         3,820
  Louis M. Meisinger(3)        1999  $650,000  $  350,000         0        $2,295
  Executive Vice President     1998   162,500     250,000   375,000             0
   and General Counsel         1997        --          --        --            --
  John F. Cooke                1999  $600,000  $        0         0        $3,495
  Executive Vice President--   1998   611,538     300,000         0         3,495
   Corporate Affairs           1997   600,000     575,000         0         3,495

 (1) Fiscal 1999 and fiscal 1997 included 52 weekly pay periods, while fiscal 1998 included 53 such periods.
 (2) The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to SEC rules. The amounts shown in this column include the following:
     . Matching contributions by the Company under the Disney Salaried Savings and Investment Plan, all of which are invested in common stock of the Company. During fiscal 1998, the Company's matching contributions were $3,200 for each of Messrs. Eisner, Litvack and Cooke, and $2,000 for Mr. Meisinger. Mr. Disney did not participate in the plan.
     . Insurance premiums under personal liability insurance plans that the Company provides for certain key employees with coverage up to $5,000,000. Benefits under the plan supplement each employee's personal homeowner's and automobile liability insurance coverage. During fiscal 1999, the Company paid $620 in premiums on behalf of Messrs. Eisner, Disney and Litvack, and $295 on behalf of Messrs. Meisinger and Cooke.
 (3) Mr. Meisinger joined the Company in July 1998.

Option Exercises and Values for Fiscal 1999

  The table below sets forth the following information with respect to option exercises during fiscal 1999 by each of the named executive officers and the status of their options at September 30, 1999:

  . the number of shares of common stock acquired upon exercise of options during fiscal 1999;
  . the aggregate dollar value realized upon the exercise of such options;
  . the total number of exercisable and non-exercisable stock options held at
    September 30, 1999, and
  . the aggregate dollar value of in-the-money exercisable options at September 30, 1999.

                AGGREGATED OPTION EXERCISES DURING FISCAL 1999
                                      AND
                      OPTION VALUES ON SEPTEMBER 30, 1999

                             Number of
                              Shares                      Number of Unexercised   Value of Unexercised In-the-
                           Acquired Upon                     Options 9/30/99          Money Options 9/30/99(1)
                            Exercise of  Value Realized ------------------------- ------------------------------
            Name              Option     Upon Exercise  Exercisable Unexercisable  Exercisable    Unexercisable
  Michael D. Eisner.......   1,999,992    $49,906,505           0    24,000,000   $           0      $68,400,000
  Roy E. Disney...........           0              0     480,000       120,000       4,865,088        1,216,272
  Sanford M. Litvack......     274,000      6,706,472     750,000       825,000       7,642,200          670,320
  Louis M. Meisinger......           0              0      75,000       300,000               0                0
  John F. Cooke...........     210,000      3,821,580           0       405,000               0        3,269,565

 (1) In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $25.66, the average of the high and low common stock price reported for New York Stock Exchange transactions on September 30, 1999.

Retirement Plans

  The Company maintains a tax-qualified, noncontributory retirement plan, called the Disney Salaried Retirement Plan, for salaried employees who have completed one year of service. Benefits are based primarily on the participant's credited years of service and average base compensation (base compensation excludes other compensation such as bonuses) for the highest five consecutive years of compensation during the ten-year period prior to termination or retirement, whichever is earlier. In addition, a portion of each participant's retirement benefit is comprised of a flat dollar amount based solely on years and hours of credited service. Retirement benefits are non-forfeitable after five years of vesting service, and actuarially reduced benefits are available for participants who retire on or after age 55 after five years of vesting service.

  In addition, the Company maintains a nonqualified, unfunded plan, the Amended and Restated Key Plan, which provides retirement benefits for key salaried employees. This plan provides retirement benefits in excess of the compensation limitations and maximum benefit accruals for tax-qualified plans. In calendar year 1999, the maximum compensation limit under a tax-qualified plan was $160,000 and the maximum annual benefit accruable under a tax-qualified defined benefit plan was $130,000. Benefits under this plan are provided by the Company on a noncontributory basis.

  The table below illustrates the total combined estimated annual benefits payable under these retirement plans to eligible salaried employees for years of service assuming normal retirement at age 65. The table illustrates estimated benefits payable determined on a straight-life annuity basis. There is no offset in benefits under either plan for Social Security benefits.

                     RETIREMENT PLAN AND RESTATED KEY PLAN

      Average Annual Base                      Years of Credited Service
      Compensation Highest              ----------------------------------------
     Five Consecutive Years               15      20      25      30       35
       $  150,000...................... $45,444 $60,621 $75,906 $91,050 $104,925
          300,000......................  88,757 118,371 148,084 177,675  205,988
          450,000...................... 132,069 176,121 220,291 264,300  307,050
          600,000...................... 175,382 233,871 292,469 350,925  408,113
          750,000...................... 218,694 291,621 364,656 437,550  509,175
        1,000,000...................... 290,882 387,871 484,969 581,925  677,613

  As of December 1, 1999, the estimated annual payments under the Company's retirement plans would be based upon an average compensation of $750,000 for Mr. Eisner, $477,346 for Mr. Disney, $715,500 for Mr. Litvack, $662,019 for Mr. Meisinger and $595,000 for Mr. Cooke. Messrs. Eisner, Disney and Cooke each have fifteen years, Mr. Litvack has nine years and Mr. Meisinger has two years of credited service.

       Comparison of Five-Year and Fifteen-Year Cumulative Total Returns

  The following two graphs compare the performance of the Company's common stock (that is, the single class of common stock of the Company that existed before the creation of two classes in November 1999) with the performance of the Standard & Poor's 500 Composite Stock Price Index and a peer group index over two periods extending through the end of fiscal 1999. The first period covers the five fiscal years beginning on October 1, 1994, while the second period covers the fifteen fiscal years beginning on October 1, 1984, shortly after Mr. Eisner became the Company's Chairman and Chief Executive Officer. The graphs assume that $100 was invested on, respectively, September 30, 1994 and September 30, 1984 in the Company's common stock, the S&P 500 Index and each of the peer group indices, and that all dividends were reinvested.

  The peer group represented in the graphs includes the corporations (other than the Company) that make up the Standard & Poor's Entertainment Index, a published industry index, together with The News Corporation Limited, which is not included in the Standard and Poor's Entertainment Index but is engaged in many of the same businesses as the Company.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                            CUMULATIVE TOTAL RETURN
          Based on reinvestment of $100 beginning September 30, 1994

                     [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period        THE WALT        S&P        CUSTOM
(Fiscal Year Covered)     DISNEY COMPANY  500 INDEX  COMPOSITE INDEX (4 STOCKS)
-------------------       --------------  ---------  -------------------------
Measurement Pt-  9/94        $100           $100         $100
FYE       9/95               $149           $130         $119
FYE       9/96               $165           $156         $103
FYE       9/97               $212           $219         $121
FYE       9/98               $202           $235         $193
FYE       9/99               $207           $315         $262

                               SOURCE: GEORGESON SHAREHOLDER COMMUNICATIONS INC.


               COMPARISON OF FIFTEEN-YEAR CUMULATIVE TOTAL RETURN

                           CUMULATIVE TOTAL RETURN
           Based on reinvestment of $100 beginning September 30, 1984

                     [PERFORMNACE GRAPH APPEARS HERE]

Measurement Period       THE WALT        S&P         CUSTOM
(Fiscal Year Covered)    DISNEY COMPANY  500 INDEX   COMPOSITE INDEX (4 STOCKS)
-------------------      --------------  ---------   -------------------------
Measurement Pt-  9/84    $100            $100         $100
FYE   9/85               $145            $114         $134
FYE   9/86               $275            $151         $215
FYE   9/87               $543            $216         $359
FYE   9/88               $456            $189         $286
FYE   9/89               $855            $252         $384
FYE   9/90               $644            $228         $204
FYE   9/91               $815            $300         $276
FYE   9/92               $1,043          $333         $347
FYE   9/93               $1,092          $376         $594
FYE   9/94               $1,128          $390         $512
FYE   9/95               $1,682          $506         $610
FYE   9/96               $1,867          $608         $529
FYE   9/97               $2,397          $854         $621
FYE   9/98               $2,276          $916         $987
FYE   9/99               $2,337          $1,229       $1,342

                               SOURCE: GEORGESON SHAREHOLDER COMMUNICATIONS INC.

The 4-stock Custom Composite Index consists of King World Productions (beginning 12/84), News Corp. ADR (beginning 3Q86), Time Warner Inc. and Viacom Inc.

        ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Company has appointed PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 2000. PricewaterhouseCoopers LLP has served as the Company's independent accountants since the incorporation of Walt Disney Productions in 1938. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 1999 included the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission, services in connection with the monitoring of compliance with the Company's codes of conduct for licensees and manufacturers and consultations on various tax, information services and business process matters.

  Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

  The Board of Directors recommends that shareholders vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2000.

  In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Review Committee and the Board of Directors.

                         ITEM 3--SHAREHOLDER PROPOSALS

  The Company has been notified that the following shareholders of the Company intend to present the proposals set forth below for consideration at the annual meeting. Unless provided below, the address and stock ownership of each of the proponents will be furnished by the Corporate Secretary of the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request therefor.

Proposal 1--Management Compensation

  Mrs. Mary F. Morse has submitted the following proposal:

  "I, Mary F. Morse, of 212 Highland Avenue, Moorestown, NJ, 08057 being the owner of $2000.00 or more of Company stock, held over one year and to be held beyond the meeting date, present the following Proxy Proposal:

  "I propose that the Officers and Directors consider the reduction of all top management base salaries, and the discontinuance of all bonuses immediately, and options, rights, SAR's, etc., including "Separation Contracts', after termination of any existing programs for top management.

  "This does not include any programs for employees.

"REASONS:

  " "The SEC Rules of 1934', as amended, do not allow shareowners participation in the determination of the amount of remuneration of Management or Directors. However, it is permissible to ask shareowners approval of suggestions through proxy ballot to enhance the value of shareowners investment. Were it not so, Management and Directors would have complete say in all matters, and the shareowners might as well not vote at all!

  "The Company lost millions through "Separation Contracts' with two former highly compensated employees. It is a correct and necessary procedure to recover moneys lost through Management and/or Director's actions.

  "Management receiving as much as the President of the USA are compensated enough to run one company, in comparison to that of running Our Country, and looking after Foreign Affairs as well.

  "Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles and other perks.

  "Options, rights, SAR's, are available elsewhere, and a higher offer would induce transfers, not necessarily "attain and hold' qualified persons.

  "Who writes the objections to my proposal? Is it not the same persons who nominate and pay the directors who in turn will provide Management these exorbitant extras above a good base salary? Shareowners should start reading and realizing that these persons are not providing them entertainment on an individual choice basis, as do athletes, movie stars, and similar able performers.

  " "Align management with shareowners' is a repeated ploy or "line' to lull us as to continually increasing their take of our assets. Do we get any options to purchase at previous [presumed] lower rates, expecting prices to increase?

  "If they filled out a daily work or production sheet, what would it show?

  "Please vote "YES' for this proposal."

  The Board of Directors of the Company recommends a vote "AGAINST" this proposal for the following reasons.

  The approach of the Board of Directors to the issue of executive compensation is described in detail in the Report of the Compensation Committee and Executive Performance Subcommittee included in this proxy statement. As indicated in that Report, the Board believes that a balanced approach to executive compensation, involving a combination of base salaries, discretionary bonuses and periodic grants of stock options, best serves the interests of the Company's shareholders by promoting efforts to advance both the short-term and long-term interests of the Company. Under this approach, the compensation of the Company's employees in general, and its senior management in particular, is closely tied to both the Company's overall performance and the performance of the business unit in which the employee operates.

  In implementing this policy, the Board of Directors, and the Company's senior management under the Board's direction, must also seek to ensure that the Company's compensation policies are adequate to enable the Company to retain and motivate employees whose services are critical to the Company's success in a highly competitive and constantly changing business environment. In the Board's judgment, the restrictions proposed in this resolution, including salary reductions and discontinuance of performance-related forms of compensation such as bonuses and stock options, could significantly harm the Company's ability to meet these objective.

  Under these circumstances, the Board believes that this proposal would do a disservice to the interests of the Company and its shareholders. Accordingly, the Board of Directors recommends that you vote "AGAINST" this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

Proposal 2--Election of Directors

  Mr. Peter H. Arkison has submitted the following proposal:

    "RESOLVED that the Board of Directors should submit the names of at least two qualified individuals to the shareholders for each position on the board of directors to be voted upon by the shareholders. Each nominee should be submitted in such a manner as to make it impossible for the shareholders to know which is the one preferred by the Board, except that a simple statement may be included indicating that person's time of service on the board. Proxies submitted on behalf of management should be prepared in such a way that each candidate will receive approximately the same number of votes if the shareholders do not make a choice in favor of particular candidates.

"STATEMENT IN SUPPORT OF RESOLUTION

  "It is the legal right and duty of the shareholders to elect the Board of Directors. At the present time, the Board of Directors nominates one candidate for each position to be filled on the Board. Under the proxy system, the shareholders do not have a meaningful way of saying that they do not like a particular candidate.

  "It is possible for a shareholder to withhold authority for voting for a particular director; however, since there is not a meaningful alternative choice presented, the chosen candidate wins.

  "The shareholders have the right to make a choice of whom they want to run their company; this Resolution takes a step towards allowing them to exercise that right. With the vast number of shareholders, only those whose names appear on the proxy ballot submitted with the Notice of the Annual Meeting have a chance at being elected to the board. This Resolution attempts to address this problem by seeking to have the Board submit two equally qualified candidates for each position.

  "Discretion is left with the Board to determine how information about the candidates is presented; the only requirement is that they be presented in a similar manner.

  "The proxy ballots are to be designed and distributed in a manner that would result in all candidates receiving approximately the same number of votes. That means that those shareholders who actually take the time and effort to vote for specific candidates will be the ones who choose the new members of the Board. Every vote then becomes very important.

  "The Resolution seeks to change the way that the company is governed. It seeks return of the control of the corporation to the shareholders. It seeks to terminate the Board of Directors becoming a self perpetuating body by giving shareholders the opportunity to remove the present directors by voting for the alternative choices. The Board then would become more accountable to the shareholders for its actions.

    "A YES vote is needed for effective shareholder governance."

  The Board of Directors of the Company recommends a vote "AGAINST" this proposal for the following reasons.

  This proposal calls upon the Company to adopt a procedure that would involve contested elections for each position on the Board of Directors, with the incumbent Board prohibited from providing any meaningful guidance to shareholders in choosing between the contestants. As far as the Board is aware, no other publicly held company has adopted a procedure of this kind.

  In the Board's judgment, the adoption of this approach would seriously impede the Board's ability to exercise its fiduciary responsibilities to all of the Company's shareholders, by restricting its ability to identify and support candidates for election to the Board. The Board currently has a Nominating Committee, charged with responsibility for soliciting recommendations for Board candidates; developing and reviewing background information; and making recommendations to the Board. The Nominating Committee also has responsibility for reviewing and making recommendations to the Board with respect to candidates proposed by shareholders. The Board believes this procedure best serves the interests of the Company's shareholders.

  Moreover, as a practical matter, it is difficult to understand how any board of directors would be able to identify qualified candidates of the highest caliber who would be willing to take on the burden of an annual election contest, without the recommendation and backing of the incumbent Board. The proposal does not suggest how these contests would be conducted, financed or regulated, but any such contests would likely entail substantial additional costs that would have to be borne by the Company, and thus indirectly by the shareholders.

  In addition, requiring that each position on the Board of Directors be contested would create risks of promoting instability, potentially depriving the Company of the benefits of accumulated experience and knowledge of the Company and its businesses, and could adversely affect the Board's ability to maintain and develop diversity in its composition. In the Board's judgment, these risks make this proposal inadvisable and contrary to the interests of the Company's shareholders.

  Accordingly, the Board of Directors recommends that you vote "AGAINST" this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                            ADDITIONAL INFORMATION

  Advance Notice Procedures. Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting (which includes shareholder proposals that the Company is required to include in its proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified in the bylaws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

  Shareholder Proposals for the 2001 Annual Meeting. Shareholders interested in submitting a proposal for inclusion in the proxy materials for the Company's annual meeting of shareholders in 2001 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by the Company's Corporate Secretary no later than September 8, 2000.

  Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Georgeson & Co., 100 Wall Street, New York, New York 10005, to aid in the solicitation. For these services, the Company will pay Georgeson & Co. a fee of $15,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                          By order of the Board of Directors,

                                          /s/ Marsha L. Reed
                                          Marsha L. Reed
                                          Vice President and Secretary

January 5, 2000

[DISNEY LOGO APPEARS HERE]
Printed on recycled paper.

--------------------------------------------------------------------------------
                 IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET
                       PLEASE READ THE INSTRUCTIONS BELOW
--------------------------------------------------------------------------------
The Walt Disney Company encourages you to take advantage of new and convenient ways to vote your shares for matters to be covered at the 2000 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot. We've made it easier than ever.

                                                         VOTE BY PHONE - 1-800-690-6903
                                                         Use any touch-tone telephone to vote your proxy 24
     John Doe                                            hours a day, 7 days a week.  Have your proxy card in
     xxxxxxxxxxxxxxxxx                                   hand when you call.  You will be prompted to enter
     xxxxxxxxxxxxxxxxx                                   your 12-digit Control Number which is located below
                                                         and then follow the simple instructions the Vote
                                                         Voice provides you.

                                                         VOTE BY INTERNET - WWW.PROXYVOTE.COM
                                                         Use the Internet to vote your proxy 24 hours a day, 7
                                                         days a week.  Have your proxy card in hand when you
                                                         access the web site.  You will be prompted to enter
                                                         your 12-digit Control Number which is located below
                                                         to obtain your records and create an electronic
                                                         ballot.

                                                         VOTE BY MAIL
                                                         Mark, sign and date your proxy card and return it in
                                                         the postage-paid envelope we've provided or return it
                                                         to The Walt Disney Company, c/o ADP, 51 Mercedes Way,
                                                         Edgewood, NY 11717.


If you vote by phone or vote using the Internet, please do not mail your proxy.
                              THANK YOU FOR VOTING


------------------------------------------------------------------------------------------------------------------------------------
                             The Board recommends a vote FOR items 1 and 2  and AGAINST items 3 and 4
------------------------------------------------------------------------------------------------------------------------------------
THE WALT DISNEY COMPANY
Please mark your votes as
indicated in this example [x]

   For multiple accounts only!! - Mark this box to discontinue annual report
                            mailing for this account                         [_]


(1)  ELECTION OF DIRECTORS:
     (01) Reveta F. Bowers, (02) Roy E. Disney, (03) Ignacio E. Lozano, Jr., (04) George J. Mitchell, (05) Gary L.
     Wilson, (06) Judith  L. Estrin, (07) Sanford M. Litvack, (08) Sidney Poitier, (09) Robert A.M. Stern, (10) Andrea
     Van de Kamp

                 FOR ALL             WITHHOLD ALL             FOR ALL EXCEPT:       To withhold authority to vote, mark "For All
                                                                                    Except" and write the nominee's number on the
                  [_]                    [_]                      [_]               line below.
                                                                                    ______________________________________________

                                      FOR  AGAINST  ABSTAIN                                                   FOR  AGAINST  ABSTAIN

(2)  To ratify the appointment        [_]    [_]     [_]      (3)  To approve the stockholder proposal with   [_]    [_]      [_]
     of PricewaterhouseCoopers                                     respect to management compensation
     as the Company's independent
     accountants for 2000.
                                                              (4)  To approve the stockholder proposal with   [_]    [_]      [_]
                                                                   respect to election of directors

-----------------------------------------------------------------------------------------------------------------------------------
7777777777                      888,888,888   PLEASE MARK ALL                        1234567890              422786049257
                                              CHOICES LIKE THIS   [X]

SIGNATURE                                                 DATE                   JOHN DOE
          ---------------------------------------------         --------------   XXXXXXXXXXXXXXX
SIGNATURE                                                 DATE                   XXXXXXXXXXXXXXX
          ---------------------------------------------         --------------
                    (Joint Owners)
